UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 28, 2007

TRANSOCEAN INC.

(Exact name of Registrant as specified in its charter)

CAYMAN ISLANDS	333-75899	66-0582307
(State or jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4 GREENWAY PLAZA
HOUSTON, TEXAS		77046
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 232-7500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On September 28, 2007, Transocean Inc. entered into a credit agreement for a one-year, $15.0 billion senior unsecured bridge loan facility (the “Bridge Loan Facility”) with Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and other lenders. On October 1, 2007, no borrowings were outstanding under the Bridge Loan Facility, and no borrowings are expected to be made under the Bridge Loan Facility until a time that is substantially concurrent with the effectiveness of the merger and reclassification transactions contemplated by the Agreement and Plan of Merger dated as of July 21, 2007 among Transocean, GlobalSantaFe Corporation and Transocean Worldwide Inc. (the “Agreement and Plan of Merger”).

Transocean may make borrowings under the Bridge Loan Facility at either (1) a base rate, determined as the greater of (A) the prime loan rate quoted in The Wall Street Journal Money Rates Section as the prime rate or (B) the federal funds effective rate plus ½ of 1%, or (2) the reserve adjusted LIBO rate plus the applicable margin, which is based upon Transocean’s non-credit enhanced senior unsecured long-term debt rating (a margin of 0.4%, based on its current credit ratings).

The Bridge Loan Facility may be prepaid in whole or in part without premium or penalty. In addition, the Bridge Loan Facility requires mandatory prepayments of outstanding borrowings in an amount equal to 100 percent of the net cash proceeds resulting from any of the following (in each case subject to certain agreed exceptions): (A) the sale or other disposition of any property or assets of Transocean or its subsidiaries above a predetermined threshold; (B) the receipt of certain net insurance or condemnation proceeds; (C) certain issuances of equity securities of Transocean or its subsidiaries; and (D) the incurrence of indebtedness for borrowed money by Transocean or its subsidiaries.

The Bridge Loan Facility contains certain covenants that are applicable during the period in which any borrowings are outstanding, including a maximum leverage ratio and covenants restricting Transocean’s ability to pay dividends. Borrowings under the Bridge Loan Facility are subject to acceleration upon the occurrence of events of default.

The obligation of each lender to make loans under the Bridge Loan Facility is subject to the satisfaction of certain conditions, including the execution of satisfactory documentation, the absence of a material adverse effect (as defined in the Agreement and Plan of Merger) and the consummation, or substantially concurrent consummation, of the transactions contemplated by the Agreement and Plan of Merger. There can be no assurance that these conditions will be met.

Transocean will likely seek to refinance the Bridge Loan Facility in whole or in part prior to the expiration of its one-year term. Such refinancing may be effected through borrowings under new bank credit facilities, issuance of debt securities, including convertible debt securities, or through other financing transactions.

The credit agreement is filed as Exhibit 4.1 to this report and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit agreement.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a  Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 8.01                                             Other Events

On October 1, 2007, Transocean Inc. and GlobalSantaFe Corporation issued a joint press release announcing separate meetings of their shareholders on November 9, 2007 to vote on the proposed merger.

The foregoing description is qualified in its entirety by reference to the press release, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

4.1                                 Credit Agreement dated as of September 28, 2007 among Transocean Inc., the lenders party thereto and Goldman Sachs Credit Partners, L.P. as Administrative Agent, Lehman Commercial Paper Inc. as Syndication Agent, Citibank, N.A., Calyon Corporate and Investment Bank and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, and Goldman Sachs Credit Partners, L.P. and Lehman Brothers Inc. as Joint Lead Arrangers and Joint Bookrunners.

99.1                           Press Release dated October 1, 2007 Announcing Shareholder Meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSOCEAN INC.

Date: October 1, 2007	By:	/s/ Chipman Earle
Chipman Earle
Associate General Counsel and
Assistant Secretary